10f-3 REPORT

SMITH BARNEY NEW JERSEY MUNICIPALS FUND

April 1, 2001 through March 31, 2002

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)
New Jersey State 12/14/01	UBS PaineWebber & Co.	$2,500,000 	$97.532 1.06%A
   Transportation Trust Fund, Series B
   5.000% due 12/15/2021


	(1) Represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering.


A - Includes purchases of $18,310,000 by other Smith Barney Mutual Funds.